SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                         _________________________


                               SCHEDULE 13G

          INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (Final Amendment)


                        Vectra Banking Corporation
___________________________________________________________________________
                             (Name of Issuer)



                       Common Stock, $.01 par value
___________________________________________________________________________
                      (Title of Class of Securities)



                                0009223981
___________________________________________________________________________
                              (CUSIP Number)













                         ________________________

CUSIP No. 0009223981                                      Page 2 of 4 Pages

_________________________________________________________________
1)   Name of Reporting Person                 Lawrence, Tyrrell,
     S.S. or I.R.S. Identification             Ortale & Smith
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [   ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     New York
     of Organization
_________________________________________________________________
Number of                5)   Sole Voting          -0-
Shares Beneficially           Power
Owned by Each
Reporting Person
With:                    ________________________________________
                         6)   Shared Voting
                              Power                -0-
                         ________________________________________
                         7)   Sole Disposi-        -0-
                              tive Power
                         ________________________________________
                         8)   Shared Dis-
                              positive Power       -0-
                         ________________________________________
9)   Aggregate Amount Beneficially                 -0-
     Owned by Each Reporting person
_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                                -0-
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 0009223981                                      Page 3 of 4 Pages

                      Final Amendment to Schedule 13G
                      _______________________________

          Reference is hereby made to the statement on Schedule 13G originally filed with the Securities and Exchange Commission on January 24, 1995, as amended by Amendment No. 1 thereto filed on February 13, 1997 (as so amended, the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

          The Schedule 13G is hereby amended as follows:

Item 4 -       Ownership.

               (a)  Amount Beneficially Owned:

               -0-

               (b)  Percent of Class:

               -0-

               (c)  Number of shares as to which such person has:

                    (i)       sole power to vote or to direct the vote:
                              -0-

                    (ii)      shared power to vote or to direct the vote:
                              -0-

                    (iii) sole power to dispose or to direct the disposition of: -0-

                    (iv) shared power to dispose or to direct the disposition of: -0-

Item 5 -       Ownership of Five Percent or Less of a Class:

               This statement is being filed to report the fact that as of the date hereof LTOS has ceased to be the beneficial owner of more than five percent of the Common Stock.

CUSIP No. 0009223981                                      Page 4 of 4 Pages



Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              LAWRENCE, TYRRELL, ORTALE & SMITH
                              By:  Lawrence Venture Partners,
                              General Partner


                              By  /s/ Richard W. Smith
                                ________________________________
                                        General Partner

Date: February 12, 1998